UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2008

BLUELINX HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32383	77-0627356
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 953-7000

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.
On February 11, 2008, BlueLinx Corporation (“BlueLinx”), the wholly owned subsidiary of BlueLinx Holdings Inc. (the “Company”), entered into an employment agreement effective February 18, 2008 with Doug Goforth (the “Agreement”) to serve as the Company’s Senior Vice President, Chief Financial Officer and Treasurer. Mr. Goforth succeeds Lynn A. Wentworth, who resigned from her position as Chief Financial Officer and Treasurer of the Company effective February 15, 2008.
Mr. Goforth, 44, has twenty years of combined accounting, finance, treasury, acquisition and management experience with leading distribution and manufacturing companies including Mitsubishi Wireless Communications, Inc., Yamaha Motor Manufacturing, Inc. and Ingersoll-Rand. Most recently, Mr. Goforth was vice president and corporate controller, as well as a member of the senior management team, of Armor Holdings Inc. from November 2006 until the company was acquired by BAE Systems, Inc. in August 2007. Mr. Goforth remained with BAE Systems until February 2008 to assist in the integration of the acquisition. Prior to Armor Holdings, Mr. Goforth served as BlueLinx Corporation’s corporate controller from May 2004 until November 2006. Prior to that, he served as a controller with the building products distribution division of Georgia-Pacific Corporation from 2002 until the division was acquired by BlueLinx in May 2004. Mr. Goforth earned a Bachelor of Science in Accounting from Mars Hill College, in Mars Hill, North Carolina. He is also a certified public accountant.
Mr. Goforth’s Agreement with BlueLinx is effective February 18, 2008. The Agreement expires on February 18, 2011, except that it will be renewed automatically for an additional one-year period unless thirty days prior written notice is given by either party in advance of any one-year period. Mr. Goforth’s annual base salary shall be paid at the rate of $325,000 per year prorated for the portion of a year during which he is employed by the Agreement. Mr. Goforth shall also be eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 60% of his base salary up to a maximum of 120% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee of the Company’s Board in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, the Agreement provides that Mr. Goforth is eligible to participate in all benefit programs for which senior executives are generally eligible.
Mr. Goforth will also receive 60,000 restricted shares of the Company’s common stock on February 18, 2008. The shares will be issued pursuant to the Company’s standard restricted stock award agreement form under the terms of the Company’s 2004 Long-Term Equity Incentive Plan. The shares shall vest in three years. Mr. Goforth will also participate in the Company’s long term incentive plan and shall receive 40,000 shares of restricted stock and 42,000 performance shares pursuant to the Company’s standard award agreements under the 2006 Long-Term Incentive Plan. Mr. Goforth would have been issued these awards with the other Company executives on January 8, 2008 if he had been employed at the time. The forms of the agreements pursuant to which the stock awards will be granted are filed as an exhibit to Mr. Goforth’s Agreement.

Under his Agreement, the Company may terminate Mr. Goforth’s employment for cause or without cause. If Mr. Goforth’s employment is terminated without cause or he resigns for good reason, the Agreement provides Mr. Goforth with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the annual target bonus amount for Mr. Goforth for the fiscal year prior to the year of the termination of his employment, payable in twelve equal monthly installments commencing six months after the date of termination.
The Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of eighteen months following his date of termination. The foregoing description is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description

10.1	Employment Agreement between BlueLinx Corporation and Doug Goforth, dated February 11, 2008, effective February 18, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.
By:	/s/ Barbara V. Tinsley
Barbara V. Tinsley
General Counsel & Secretary
Dated: February 15, 2008

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement between BlueLinx Corporation and Doug Goforth, dated February 11, 2008, effective February 18, 2008